Exhibit 5.2

[Letterhead of Westpac Banking Corporation]

16 September 2008

Westpac Banking Corporation

Westpac Place

275 Kent Street

Sydney, New South Wales 2000

Australia

Westpac Banking Corporation
Registration Statement on Form F-3

Ladies and Gentlemen:

I, Grant Patrick Dillon Rennie, in the course of my employment as Counsel & Head of Legal, Group Treasury of Westpac Banking Corporation (the “Bank”), a corporation incorporated in the Commonwealth of Australia (“Australia”) under the Corporations Act 2001 of Australia and registered in New South Wales, have acted as internal counsel for the Bank in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form F-3 (the “Registration Statement”), relating to the offer and sale by the Bank from time to time of (i) senior debt securities of the Bank (the “Senior Debt Securities”) to be issued pursuant to an Indenture (the “Senior Indenture”), dated as of July 1, 1999, between the Bank and The Bank of New York Mellon as successor to The Chase Manhattan Bank, as trustee (the “Senior Trustee”), and (ii) subordinated debt securities of the Bank (the “Subordinated Debt Securities” and together with the Senior Debt Securities, the “Debt Securities”) to be issued pursuant to an Amended and Restated Subordinated Indenture (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), dated as of May 15, 2003, between the Bank and The Bank of New York Mellon as successor to JPMorgan Chase Bank, as trustee (the “Subordinated Trustee” and together with the Senior Trustee, the “Trustee”).

In so acting, I or other lawyers employed by the Bank working under my supervision have examined the following documents: (a) the form of the Registration Statement and the prospectus contained therein (the “Prospectus”) and (b) the Indentures.  In rendering the opinions expressed below, I have examined and relied on the originals, or copies certified or otherwise identified to my satisfaction, of such agreements, documents and records of the Bank and such other instruments and certificates of public officials and officers and representatives of the Bank as I have deemed necessary or appropriate for the purposes of such opinions.  I or other lawyers employed by the Bank working under my supervision have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials and officers and representatives of the Bank delivered to me and have made such investigations of law as I have deemed necessary or appropriate as a basis for such opinions.

I have assumed (i) the authenticity of all seals and signatures, (ii) the completeness, and the conformity to original instruments, of all copies submitted to me, and that any document (other than the Indentures) submitted to me continues in full force and effect, (iii) the Indentures are within the capacity and powers of, and have been validly authorised, executed and delivered by and are binding on, the parties to them other than the Bank, (iv) the Bank entered each Indenture and carries out the transactions contemplated in the Indentures for its benefit and for the purposes of its business, (v) no entity has engaged or will engage in misleading or unconscionable conduct or is or will be involved in or a party to any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the Indentures which might render the Indentures or any relevant transaction or associated activity in breach of law, void or voidable, (vi) insofar as any obligation under the Indentures is to be performed in any jurisdiction other than Australia, its performance will not be illegal or unenforceable under the law of that jurisdiction, (vii) each Indenture constitutes legal, valid and binding obligations of the Bank under the laws of the State of New York enforceable in competent courts of that jurisdiction and (viii) formalities for execution by the Bank required by the law of the place of execution of each Indenture have been complied with.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, I am of the opinion that:

1.                                       The Bank has been duly incorporated, is a validly existing corporation under the laws of Australia and is authorised to carry on a banking business under the laws of Australia.

2.                                       The Bank has the corporate power and authority to enter into the Senior Indenture and the Senior Indenture has been duly authorised, executed and delivered by or on behalf of the Bank and, in so far as it is governed by Australian law, constitutes a valid and binding agreement of the Bank, enforceable against the Bank in accordance with its terms.  The Bank has the corporate power and authority to issue the Senior Debt Securities.

3.                                       The Bank has the corporate power and authority to enter into the Subordinated Indenture and the Subordinated Indenture has been duly authorised, executed and delivered by or on behalf of the Bank and, in so far as it is governed by Australian law, constitutes a valid and binding agreement of the Bank, enforceable against the Bank in accordance with its terms.  The Bank has the corporate power and authority to issue the Subordinated Debt Securities.

4.                                       When (i) the issuance, execution and delivery by the Bank of any Debt Securities shall have been duly authorised by all necessary corporate action of the Bank and (ii) such Debt Securities shall have been duly executed and delivered by the Bank, authenticated by the Trustee and sold as contemplated by the Registration

Statement, the Prospectus, the supplement or supplements to the Prospectus, the Senior Indenture or the Subordinated Indenture, assuming that the terms of such Debt Securities are in compliance with then applicable law, such Debt Securities will be validly issued and, in so far as they are governed by the laws of Australia, will constitute legal, valid and binding obligations of the Bank enforceable against the Bank in accordance with their terms.

The opinions set forth above are subject to the following additional qualifications:

(a)                                  I express no opinion as to any laws other than the laws of Australia as in force at the date of this opinion.

(b)                                 My opinion that an obligation or document is enforceable in accordance with its terms means that the obligation or document is of a type and form which courts in Australia enforce.  It does not mean that the obligation or document can necessarily be enforced in accordance with its terms in all circumstances.  In particular:

(i) equitable remedies, such as injunction and specific performance, are discretionary;

(ii) the enforceability of an obligation or document may be affected by statutes of limitation, by estoppel, waiver and similar principles, by the doctrine of frustration, by laws concerning insolvency, bankruptcy, liquidation, administration or reorganisation, or by other laws generally affecting creditors’ or counterparites’ rights or duties;

(iii) Section 13A of the Banking Act 1959 of Australia (“Banking Act”) provides that in the event an authorized deposit-taking institution (an “ADI”), of which the Bank is one, becomes unable to meet its obligations or suspends payment thereof, the assets of such ADI in Australia shall be available to meet its deposit liabilities in Australia (and such liabilities would not include any sums payable in respect of the Debt Securities) prior to the satisfaction of its other liabilities;

(iv) Section 16(2) of the Banking Act provides that debts due to the Australian Prudential Regulation Authority under section 16(1) shall, in the winding up of the Bank have, subject to section 13A(3) of the Banking Act, priority over all other unsecured debts of Bank; and

(v) Section 86 of the Reserve Bank Act 1959 of Australia provides that, subject to sections 13A(3) and 16(2) of the Banking Act, debts of the Bank due to the Reserve Bank of Australia would, in a winding up of the Bank, have priority over any other debts of the Bank other than debts due to Australia.

(c)                                  Any provision of the Indentures that certain calculations, determinations or certificates will be conclusive and binding will not apply if those calculations, determinations or certificates are fraudulent or manifestly inaccurate.

(d)                                 Any clause providing for the severability of any provision of any Indenture may not be enforceable in accordance with its terms, as a court may reserve to itself a decision as to whether any provision is severable.

(e)                                  The obligation of a party under any Indenture to pay interest on overdue amounts at a rate higher than the rate applying before the amount fell due may be held to constitute a penalty and be unenforceable.

(f)                                    I express no opinion on any provision in any Indenture requiring written amendments and waivers insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed on or granted between or by the parties.

(g)                                 The courts might not give full effect to an indemnity for legal costs or for penalties on taxes.

(h)                                 I express no opinion as to (i) whether a judgment by a court would be given in a currency other than Australian dollars, or (ii) the date on which a conversion from foreign currency would be made for the purpose of enforcing a judgment.

(i)                                     Purported waivers of statutory rights or agreements not to sue or agreements to agree or negotiate or consult may not be enforceable.

(j)                                     Regulations in Australia restrict or prohibit payments, transactions and dealings with assets having a prescribed connection with certain countries or named individuals or entities subject to international sanctions or associated with terrorism.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading “Validity of Securities” in the Prospectus forming a part thereof.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

This opinion is given as of 16 September 2008, and no persons other than Debevoise & Plimpton LLP is entitled to rely on this opinion.  This opinion is strictly limited to the matters stated in it and does not by implication apply to other matters.  It is also limited to the facts and circumstances as of the date the opinion is given.

Very truly yours,

/s/ Grant Patrick Dillon Rennie